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                                                                     Exhibit 4.2

                               Lock-Up Agreement
                               -----------------

Xytronyx, Inc.
6555 Nancy Ridge Drive
San Diego, CA 92121

Dear Sirs:

          In connection with my purchase of units (the "Units") consisting of common stock, par value $.02 (the "Common Stock"), and warrants (the "Warrants") of Xytronyx, Inc. (the "Company") pursuant to that certain subscription agreement (the "Subscription Agreement") accepted by the Company as of the date hereof between myself and the Company, I hereby agree that from the date hereof and continuing for a period (the "Lock-Up Period") of:

     (a) six (6) months from the Final Closing Date (as defined in the Subscription Agreement) with respect to seventy-five percent (75%) of each of the Shares (as defined below) and the Warrant Shares (as defined below);

     (b) nine (9) months from the Final Closing Date with respect to fifty percent (50%) of each of the Shares and the Warrant Shares; and

     (c) twelve (12) months from the Final Closing Date with respect to the remaining twenty-five percent (25%) of each of the Shares and the Warrant Shares,

I will not, without the prior written consent of Paramount Capital, Inc., offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any Shares. For the sake of clarity, there shall be no Lock-Up Period with respect to twenty-five percent (25%) of the Shares. In addition, while I hold any Shares, I will not directly or indirectly, through related parties, affiliates or otherwise sell "short" or "short against the box" (as those terms are generally understood) any equity security of the Company. The term "Shares" shall mean the number of shares of Common Stock purchased by me pursuant to the Subscription Agreement and the "Warrant Shares" shall mean the number of shares of Common Stock issuable upon exercise of the Warrants also purchased by me pursuant to the Subscription Agreement.

          The provisions of this agreement shall be binding upon the undersigned and the assigns, heirs, and personal representatives of the undersigned and shall be for the benefit of the Company.

                                         Very truly yours,


                                         _____________________________
                                         Print Name:
                                         Title (if any):
Agreed and Accepted as of _____________

XYTRONYX, INC.

_______________________________________
Name:
Title: